UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

STURM, RUGER & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

BERETTA HOLDING S.A. MICHAEL CHRISTODOLOU WILLIAM F. DETWILER MARK W. DEYOUNG FREDRICK DISANTO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Beretta Holding S.A. (“Beretta Holding”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Beretta Holding’s slate of director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”).

On March 11, 2026, Beretta Holding sent the following email to subscribers of www.ReloadRuger.com:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beretta Holding S.A. (“Beretta Holding”) intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Beretta Holding’s slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Sturm, Ruger & Company, Inc., a Delaware corporation (the “Company”).

BERETTA HOLDING STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Beretta Holding, William F. Detwiler, Mark DeYoung, Fredrick DiSanto and Michael Christodolou.

As of the date hereof, Beretta Holding directly beneficially owns 1,587,000 shares of common stock, $1 par value per share, of the Company (the “Common Stock”). As of the date hereof, Messrs. Detwiler, DeYoung, DiSanto and Christodolou do not beneficially own any shares of Common Stock. As one of the most experienced operators in the global firearms industry, Beretta Holding’s only other interest in connection with its investment in the Company at the present is to seek to partner with the Company in order to improve performance and deliver sustainable long-term value for all shareholders, employees and customers.